Exhibit 10.1

Termination Agreement

This Termination Agreement (the “Agreement”) is dated this 03 day of September, 2020 by and between Sino-Global Shipping America, Ltd., a US-based company (“SINO”), Wu Kelin, a natural person and citizen of the People’s Republic of China (“Seller”) and Mandarine Ocean Ltd (“Target”; together with SINO and Seller, the “Parties”).

Background

A.	The Parties are presently bound by the terms of a First Amended and Restated Share Purchase Agreement dated June 17, 2020 (the “Contract”).

B.	The Parties wish to terminate the Contract and resolve any and all rights and obligations arising out of the Contract.

In consideration of and as a condition of the Parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, the Parties agree as follows:

Termination

1.	By this Agreement the Parties mutually terminate and cancel the Contract effective as of the 03 day of September, 2020.

Outstanding Obligations

2.	The Parties acknowledge by this Agreement that the consideration provided and received by each other is fair, just and reasonable and that no further consideration, compensation or obligation will be due, payable or owing with regard to the Contract as of the execution date of this Agreement. In particular, the parties confirm that the transfers of equity and issuance of stock contemplated in the Contract have not occurred and no party has any obligation to transfer or to pay any amount to any other party under the Contract.

Release

3.	By this Agreement, the Parties release each other from any and all claims, causes of action, demands and liabilities of whatever nature which either Party had in the past, has now or may have in the future arising from or related to the Contract.

Confidentiality

4.	The Parties acknowledge and agree that all Parties to this Agreement will keep completely confidential the terms and conditions of this Agreement, the Contract and any financial, operational or confidential information of any kind not already public. Notwithstanding the foregoing, the parties acknowledge and agree that SINO shall file a copy of this Agreement in connection with the filing of a current report on Form 8-K with the Securities and Exchange Commission.

Governing Law

5.	The establishment, validity, interpretation and performance of this Agreement, as well as the resolution of any disputes involving this agreement, shall be governed by the federal laws of the United States and the state laws of the Commonwealth of Virginia. Any disputes arising out of or in connection with this Agreement shall be conducted in accordance with the New York Convention for arbitration in accordance with the arbitration rules in force at the time of the application for arbitration. The arbitral award is final and binding on both parties. The parties agree to conduct arbitration in Richmond, Virginia and acknowledge and agree such venue is convenient and appropriate.

Miscellaneous Provisions

6.	This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

7.	This Agreement will not be assigned either in whole or in part by any Party to this Agreement without the written consent of the other Party.

8.	Headings are inserted for the convenience of the Parties only and are not considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine and feminine gender and vice versa.

9.	If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the Parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

10.	This Agreement contains the entire agreement between the Parties. All negotiations and understandings have been included in this Agreement. Statements or representations which may have been made by any Party in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value in this Agreement. Only the written terms of this Agreement will bind the Parties.

11.	This Agreement and the terms and conditions contained in this Agreement applied to and are binding upon the Parties and their respective successors, assigns, executors, administrators, beneficiaries and representatives.

12.	Any notices or delivery required in this Agreement will be deemed completed when delivered electronically to the Parties at the addresses contained in this Agreement or as the Parties may designate in writing.

13.	All of the rights, remedies and benefits provided by this Agreement will be cumulative and will not be exclusive of any other rights, remedies and benefits allowed by law.

In witness whereof, the Parties have duly affixed their signatures under hand and seal on this 03 day of September, 2020.

Sino-Global Shipping America, Ltd.

By:	/s/ CAO Lei
Name:	CAO Lei
Its:	Chief Executive Officer

WU Kelin

/s/ WU Kelin

Mandarine Ocean Ltd

By:	/s/ WU Kelin
Name:	WU Kelin
Its:	Director

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